As filed with the Securities and Exchange Commission on May 17, 2017
Registration No. 333-217442

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 2
to the
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NOBLE ROMAN’S, INC.
(Exact name of registrant as specified in its charter)

Indiana	5812	35-1281154
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

One Virginia Avenue, Suite 300
Indianapolis, Indiana 46204
Telephone: (317) 634-3377
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Paul W. Mobley
Executive Chairman and Chief Financial Officer
Noble Roman’s, Inc.
One Virginia Avenue, Suite 300
Indianapolis, IN 46204
Telephone: (317) 634-3377
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Thomas A. Litz, Esq.
Thompson Coburn LLP
One U.S. Bank Plaza
St. Louis, Missouri 63101
Telephone: (314) 552-6000
Facsimile: (314) 552-7000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement as determined by the selling securityholders.
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

 If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, without par value, issuable upon conversion of the Notes	5,070,000(3)	$0.52	$2,636,400	$305.56
Common Stock, without par value, issuable upon exercise of the Warrants	1,950,000	$1.00	$1,950,000	$226.01
Total Common Stock, without par value, to be registered	7,020,000	N/A	$4,586,400	$531.57(4)

(1)
Represents shares to be offered by the selling securityholders. Includes an indeterminable number of additional shares of Common Stock, pursuant to Rule 416 under the Securities Act that may be issued to prevent dilution from stock splits, stock dividends or similar transaction that could affect the shares to be offered by selling securityholders.

(2)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457 under the Securities Act, using, as applicable, the greater of the applicable exercise or conversion price and the average of the high and low prices as reported on the Nasdaq OTCQB marketplace on April 19, 2017.

(3)
Represents 130% of the shares of Common Stock initially issuable upon conversion of the Notes to reflect the potential conversion of interest accruing under the Notes.

(4)
Previously paid with the initial filing of the Registration Statement on April 25, 2017.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus is not complete and may be changed. The selling securityholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated May 19, 2017

7,020,000 Shares

NOBLE ROMAN’S, INC.

Common Stock

The selling securityholders named in this prospectus may use this prospectus to offer and sell from time to time up to 7,020,000 shares of our Common Stock issuable upon the exercise of Redeemable Common Stock Purchase Class A Warrants (the “Warrants”) and/or the conversion of 10% Convertible Subordinated Unsecured Notes (the “Notes”) held by the selling securityholders.

Except for underwriting discounts, selling commissions and all legal fees and expenses of legal counsel for any selling securityholder, which may be paid by such selling securityholder, we have agreed to pay the expenses incurred in connection with the registration of the shares of Common Stock covered by this prospectus.

The selling securityholders may sell the shares of Common Stock from time to time at market prices prevailing at the time of sale, prices related to prevailing market prices or privately negotiated prices. The selling securityholders may sell the shares of Common Stock to or through underwriters, brokers or dealers or directly to purchasers. Underwriters, brokers or dealers may receive discounts, commissions or concessions from the selling securityholders, purchasers in connection with sales of the shares of Common Stock, or both. Additional information relating to the distribution of the Common Stock by the selling securityholders can be found in this prospectus under the heading “Plan of Distribution.” To the extent required, the shares of our Common Stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

Our Common Stock is traded on the Nasdaq OTCQB (the “OTCQB”) under the symbol “NROM.” On May 8, 2017, the closing price of our Common Stock on the OTCQB was $0.50 per share.

Investing in our Common Stock is speculative and involves substantial risks. See “Risk Factors” beginning on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 19, 2017.

 You should rely only on the information contained in this prospectus and any applicable prospectus supplement or amendment. We have not, and the selling securityholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

This prospectus covers the resale by the selling securityholders named in this prospectus from time to time of up to 7,020,000 shares of our Common Stock issuable upon the exercise of the Warrants and the conversion of the Notes that were issued to the selling securityholders in connection with certain financing arrangements entered into among the Company and the selling securityholders.

Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in a prospectus supplement if and when necessary. If a prospectus supplement is provided, you should rely on the information in the prospectus supplement. You should rely only on the information provided in this prospectus and any prospectus supplement or amendment. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

Unless the context otherwise indicates, when we use the words “we,” “our,” “us,” “Company,” “Registrant” or “Noble Roman’s,” we are referring to Noble Roman’s, Inc. and its subsidiaries on a consolidated basis. Unless otherwise noted, when we refer to a specific fiscal year, we are referring to our fiscal year that ended on December 31 of that year. All references to “$” or “dollars” in this prospectus refer to U.S. dollars.

  PROSPECTUS SUMMARY

This summary highlights information about this offering and the information included in this prospectus. This summary does not contain all of the information that you should consider before investing in shares of our Common Stock. You should carefully read the entire prospectus, and any accompanying prospectus supplement, especially the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements incorporated by reference herein, including the notes thereto, before making an investment decision.

Noble Roman’s, Inc.

Overview

Noble Roman’s, Inc., an Indiana corporation incorporated in 1972, sells and services franchises and licenses for non-traditional foodservice operations and stand-alone locations under the trade names “Noble Roman’s Pizza,” “Noble Roman’s Take-N-Bake,” “Noble Roman’s Craft Pizza & Pub” and “Tuscano’s Italian Style Subs.” The Company concentrates its efforts and resources primarily on (1) franchises/licenses for non-traditional locations primarily in convenience stores and entertainment facilities, (2) license agreements for grocery stores to sell the Noble Roman’s Take-N-Bake Pizza and (3) opening, and beginning to franchise, Noble Roman’s Craft Pizza & Pub. For additional information regarding the Company, please see Item 1 of the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2016 (the “2016 Annual Report”).

The Offering

Common Stock offered by the selling securityholders
Up to 7,020,000 shares issuable upon exercise of the Redeemable Common Stock Purchase Class A Warrants (the “Warrants”) and/or the conversion of 10% Convertible Subordinated Unsecured Notes (the “Notes”) held by the selling securityholders.

Selling securityholders	All of the shares of Common Stock are being offered by the selling securityholders named herein. See “Selling Securityholders” for more information on the selling securityholders.

Use of proceeds
We will not receive any proceeds from the sale of Common Stock by the selling securityholders or cash from the conversion of the Notes. To the extent the Warrants are exercised for cash, if at all, we will receive the exercise price for those Warrants. If all Warrants are exercised for cash, we would receive $1.95 million, which we intend to use for working capital and general corporate purposes. For additional information on the methods of sale that may be used by the selling securityholders, see “Use of Proceeds.”

Plan of Distribution
The selling securityholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or sell the shares of Common Stock from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The selling securityholders may resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions. For additional information on the methods of sale that may be used by the selling securityholders, see “Plan of Distribution.”

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

OTCQB trading symbol	NROM

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Such statements may be identified by the use of words like “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “seeks,” “intends,” “evaluates,” “pursues,” “anticipates,” “continues,” “designs,” “impacts,” “affects,” “forecasts,” “target,” “outlook,” “initiative,” “objective,” “designed,” “priorities,” “goal,” or the negative of those words or other similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events.

All statements that address expectations or projections about the future, including, without limitation, statements about development, launches, regulatory approvals, governmental and regulatory actions and proceedings, market position, acquisitions, sale of assets, revenues, expenditures, are forward-looking statements. The Company’s actual results in the future may differ materially from those indicated by the forward-looking statements due to risks and uncertainties that exist in the Company’s operations and business environment, including, but not limited to, competitive factors and pricing pressures, non-renewal of franchise agreements, shifts in market demand, the success of new franchise programs, including the new Noble Roman’s Craft Pizza & Pub format, the Company’s ability to successfully operate an increased number of company-owned restaurants, general economic conditions, changes in demand for the Company’s products or franchises, the Company’s ability to service and refinance its loans, the impact of franchise regulation, the success or failure of individual franchisees and changes in prices or supplies of food ingredients and labor. This discussion is not exhaustive, but is designed to highlight important factors that may impact our forward-looking statements.

Because the factors referred to above, as well as the statements included elsewhere in this prospectus, could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. All forward-looking statements attributable to us are expressly qualified in their entirety by the cautionary statements in this “Cautionary Note Regarding Forward-Looking Statements” and the risk factors that are included under the caption “Risk Factors” in this prospectus. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities Exchange Commission (the “SEC”), we do not plan to publicly update or revise any forward-looking statements contained herein after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

RISK FACTORS

All phases of the Company’s operations are subject to a number of uncertainties, risks and other influences, many of which are outside of its control, and any one or a combination of which could materially affect its results of operations. Important factors that could cause actual results to differ materially from the Company’s expectations are discussed in Item 1A of the 2016 Annual Report and are incorporated by reference herein. In addition, we face the following risk specific to this offering:

Future issuances of our securities could dilute current stockholders’ ownership.

We are registering for offer, resale or other disposition 7,020,000 shares of our Common Stock issuable upon the conversion of the Notes or the exercise of the Warrants, in each case held by the selling stockholders identified in this prospectus or their transferees. The Notes accrue interest at a rate of 10% per annum, which interest will also be convertible into shares of Common Stock. We may also decide to raise additional funds through public or private debt or equity financing to fund our operations. While we cannot predict the effect, if any, that future sales of debt, our Common Stock, other equity securities or securities convertible into our Common Stock or other equity securities or the availability of any of the foregoing for future sale, will have on the market price of our Common Stock, it is likely that sales of substantial amounts of our Common Stock (including shares issued upon the conversion of the Notes or the exercise of the Warrants) will dilute the ownership interest of our existing stockholders and that the perception that such sales could occur could adversely affect prevailing market prices for our Common Stock.

USE OF PROCEEDS

Each of the selling securityholders will receive all of the net proceeds from the sale of Common Stock by that securityholder. We will not receive any of the net proceeds from the sale of such Common Stock. The selling securityholders will pay any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in offering or selling their Common Stock. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of Common Stock covered by this prospectus.

Assuming that all Warrants held by the selling securityholders are exercised for cash, we would receive proceeds of approximately $1.95 million, which we intend to use for working capital and general corporate purposes. We will not receive any proceeds from the sale by the selling securityholders of the Common Stock issued to the selling securityholders upon exercise of the Warrants, nor will we receive any cash from the conversion of the Notes.

We have agreed to bear the expenses in connection with the registration of the Common Stock being offered by the selling securityholders under this prospectus, which we have estimated to be approximately $7,500.

DETERMINATION OF OFFERING PRICE

The selling securityholders will determine at what price they may sell the offered shares, and such sales may be made at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

SELLING SECURITYHOLDERS

The table below lists the names of the selling securityholders and other information regarding the beneficial ownership of shares of our Common Stock by the selling securityholders. The second and third columns list the number and percentage of shares of Common Stock beneficially owned by the selling securityholders as of May 8, 2017. The fourth column lists the number of shares of Common Stock that may be resold under this prospectus. The fifth and sixth columns list the number and percentage of shares of Common Stock owned by the selling securityholders after the resale of the shares of Common Stock registered under this prospectus. Except as noted in the footnotes to the table below, the selling securityholders have not had any material relationship with us within the past three years. As of the date of this prospectus, the total number of shares of our Common Stock outstanding is 20,783,032 shares of Common Stock and does not include 7,020,000 shares of Common Stock issuable upon the conversion of Notes or exercise of Warrants.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to our Common Stock. Shares of Common Stock subject to convertible debentures, warrants or options that are currently convertible or exercisable or convertible or exercisable within 60 days after May 8, 2017 are deemed to be beneficially owned by the person holding those securities for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other stockholder.

	Common Stock beneficially owned following private placement(1)		Common Stock beneficially owned after offering, presuming all underlying shares are sold(2)
Name of selling securityholder	Number	Percentage	Number	Percentage
Barry w. Blank ttee fbo Barry W Blank Living trust (3)	1,200,000	5.5%	300,000	1.1%
Orion Capital Investments, LLC (4)	431,400	2.0%	131,400	0.5%
Lennard Christian Zwart	1,200,000	5.5%	-	-
Adam Gittler (IRA)	150,000	0.7%	-	-
Isaac Blake (IRA)	150,000	0.7%	-	-
Sidney Stregosky	150,000	0.7%	-	-
Roger Weissenberg (5)	1,039,800	4.9%	739,800	2.7%
Lawrence and Susan Stanton JTWROS	150,000	0.7%	-	-
Neal and Maria Stanton	150,000	0.7%	-	-
Donald Miles	150,000	0.7%	-	-
Edgar J. and Margaret M. Huffman JTWROS (6)	155,000	0.7%	5,000	-
Nolan and Pamela Schabacker JTWROS	150,000	0.7%	-	-
Cleveland Family Limited Partnership	300,000	1.4%	-	-
Paul-Eric Paumard	150,000	0.7%	-	-
Jon Large IRA	150,000	0.7%	-	-
Robert Wahl	75,000	0.4%	-	-
Dick Dolan	75,000	0.4%	-	-
Shelly Gerard Roth IRA	300,000	1.4%	-	-
Robert Settembre	75,000	0.4%	-	-
James William Anderson III Rev Trust	150,000	0.7%	-	-
Valerie McKean (7)	496,892	2.3%	46,892	0.2%
James & Cornelia Sullivan JTWROS	150,000	0.7%	-	-
Everett Sheslow	75,000	0.4%	-	-

(1)
The amount of shares of Common Stock listed in the table below includes the shares issuable upon conversion of Notes and exercise of Warrants except that the table does not include any shares issuable upon the potential conversion of interest accruing under the Notes.
(2)
Shares shown as beneficially owned after the offering assume that the selling securityholder continues to own shares other than the underlying shares.
(3)
The selling securityholder reported to the Company that the selling securityholder beneficially owns 300,000 shares of Common Stock in addition to the shares of Common Stock issuable upon conversion of Notes and exercise of Warrants. Mr. Blank is a principal of Divine Capital Markets LLC, which served as the placement agent for the private placement of the Notes and Warrants in November and December 2016 and January 2017, and for which such firm received customary fees.
(4)
The selling securityholder reported to the Company that the selling securityholder beneficially owns 131,400 shares of Common Stock in addition to the shares of Common Stock issuable upon conversion of Notes and exercise of Warrants.
(5)
The selling securityholder reported to the Company that the selling securityholder beneficially owns 739,800 shares of Common Stock in addition to the shares of Common Stock issuable upon conversion of Notes and exercise of Warrants.
(6)
The selling securityholder reported to the Company that the selling securityholder beneficially owns 5,000 shares of Common Stock in addition to the shares of Common Stock issuable upon conversion of Notes and exercise of Warrants.
(7)
The selling securityholder reported to the Company that the selling securityholder beneficially owns 46,892 shares of Common Stock in addition to the shares of Common Stock issuable upon conversion of Notes and exercise of Warrants.

PLAN OF DISTRIBUTION

We are registering shares of Common Stock underlying the Warrants and the Notes to permit the resale of the shares by the holders from time to time after the date of this prospectus. The selling securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling securityholders may use any one or more of the following methods when disposing of shares or interests in the shares of our Common Stock issuable upon the exercise of the Warrants or conversion of the Notes:

●
ordinary open market brokerage transactions and transactions in which the broker-dealer solicits purchasers, through Divine Capital Markets LLC or another broker-dealer;

●
block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

●
purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●
privately negotiated transactions;

●
short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

●
through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●
broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

●
one or more underwritten offerings on a firm commitment or best efforts basis;

●
a combination of any such methods of sale; and

●
any other method permitted by applicable law.

The selling securityholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock, from time to time, under this prospectus. The selling securityholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the selling securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling securityholders may also sell shares of our Common Stock short and deliver these securities to close out their short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling securityholders from the sale of the Common Stock offered by them, less discounts or commissions, if any, will be the purchase price of the Common Stock. Each of the selling securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents.

The selling securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling securityholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the shares of our Common Stock to be sold, the names of the selling securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We are required to pay all fees and expenses incident to the registration of the shares of Common Stock underlying the Warrants and the Notes, excluding any underwriting discounts and selling commissions and all legal fees and expenses of legal counsel for any selling securityholder. We have agreed to indemnify the selling securityholders against liabilities relating to the registration of the shares offered by this prospectus.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue 40,000,000 shares of Common Stock, and 5,000,000 shares of preferred stock, without par value, which may be issued in one or more series.

Common Stock

The holders of our Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors then standing for election. The holders of Common Stock are entitled to receive dividends when, as and if declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding down of our business, the holders of Common Stock would share ratably in all remaining assets which are available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to the Common Stock.

Preferred Stock

We are authorized to issue preferred stock with such designations, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without further shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Common Stock.

Our board of directors designated 4,929,275 shares of our authorized preferred stock as Series A Convertible Preferred Stock and 51,000 shares of our authorized preferred stock as Series B Convertible Preferred Stock. No shares of any series of preferred stock are currently outstanding.

Warrants

In late 2016 and early 2017, the Company issued warrants to purchase up to 2,400,000 shares of common stock including the Warrants issued to the selling security holders, which permit the holders to purchase of up to 2,400,000 total shares of our Common Stock at an exercise price of $1.00 per share. Subject to certain limitations, the Company may redeem the Warrants at a price of $0.001 per share of Common Stock subject to the Warrant upon at least 30 days’ notice if the daily average weighted trading price of the Common Stock equals or exceeds $1.50 per share for a period of 30 consecutive trading days. Each of the Warrants expires three years from the date of issuance. The exercise price of the Warrants and the shares issuable thereunder are subject to adjustment pursuant to certain anti-dilution provisions.

Notes

In late 2016 and early 2017, the Company issued $2.4 million aggregate principal amount of notes including the Notes issued to the selling security holders. Interest on the Notes accrues at the annual rate of 10% and is payable quarterly in arrears. Principal of the Notes matures three years after issuance. Each holder of the Notes may convert the unpaid principal amount and any accrued interest at any time into Common Stock of the Company at a conversion price of $0.50 per share. Subject to certain limitations, upon at least 30 days’ notice the Company may require the Notes to be converted into Common Stock if the daily average weighted trading price of the Common Stock equals or exceeds $2.00 per share for a period of 30 consecutive trading days. The Notes provide for customary events of default. The conversion price of the Notes is subject to adjustment pursuant to certain anti-dilution provisions.

Dividends

We have never declared or paid dividends on our Common Stock. We intend to retain earnings to fund the development and growth of our business and do not expect to pay any dividends on our Common Stock within the foreseeable future. The declaration and payment of cash dividends is prohibited without the consent of certain of our lenders. Future dividends, if any, also will depend, in the discretion of the board of directors, on our earnings, financial condition, capital requirements and other relevant factors.

Listing

Our Common Stock is traded on the Nasdaq OTCQB under the trading symbol “NROM.”

Transfer Agent and Registrar

The transfer agent and registrar for our stock is Computershare, Medinger Tower, 462 S. 4th Street, Louisville, Kentucky 40202.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements incorporated by reference in this prospectus and the registration statement have been audited by Somerset CPAs, P.C., an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

CERTAIN RELATIONSHIPS, RELATED PARTY TRANSACTIONS, AND DIRECTOR INDEPENDENCE

In addition to the information set forth in the 2016 Annual Report and the Registrant’s Definitive Proxy Statement on Schedule 14A for its 2017 annual meeting of shareholders filed with the SEC on April 11, 2017, which is incorporated by reference herein, the Company had the following related party transactions, which were approved by a majority of the Company’s disinterested directors and which were conducted on terms no less favorable to the Company than could be obtained from unaffiliated third parties:

Until his resignation from the board of directors in November 2015, Jeffrey R. Gaither served as a director of the Company and was, at the same time, Managing Partner of Bose McKinney & Evans, LLP, a law firm that performs legal services for the Company. The Company paid the firm for services rendered in the approximate amount of $320,000 and $95,000 in 2014 and 2015, respectively.

LEGAL MATTERS

The validity of the Common Stock offered hereby will be passed upon for us by Bose McKinney & Evans LLP.

EXPERTS

The financial statements incorporated by reference in this prospectus for the years ended December 31, 2016 and 2015 have been audited by Somerset CPAs, P.C., an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read these SEC filings, and this registration statement, over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. You may also access the documents referenced in this prospectus through our website www.nobleromans.com. No information available on or through our website shall be deemed to be incorporated in this prospectus or the registration statement of which it forms a part.

This prospectus constitutes part of the registration and does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of the registration statement. Each statement concerning these documents is qualified in its entirety by such reference.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means we can disclose important information to you by referring you to other documents that we filed separately with the SEC. You should consider the incorporated information as if we reproduced it in this prospectus.

The following documents listed below, which are on file with the SEC, are incorporated herein by reference:

(a)
The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 27, 2017;

(b)
The Registrant’s Definitive Proxy Statement on Schedule 14A for its 2017 annual meeting of shareholders filed with the SEC on April 11, 2017; and

(c)
The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017 filed with the SEC on May 15, 2017.

In addition, all documents subsequently filed by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. These documents include periodic reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (other than the portions of those documents not deemed to be filed, which is deemed not to be incorporated by reference in this Registration Statement). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

These reports and documents can be accessed free of charge on our website at www.nobleromans.com. We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, upon written and oral request, other than exhibits to such unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Please send written requests to:

Noble Roman’s Inc.
Attn: Investor Relations
One Virginia Avenue, Suite 300
Indianapolis, Indiana 46204

Up to 7,020,000 Shares

NOBLE ROMAN’S, INC.
Common Stock

PROSPECTUS

May 19, 2017

Part II
Information Not Required in Prospectus

Item  13.
Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts except for the SEC registration fee are estimates.

SEC registration fee	$531.57
Legal fees and expenses	5,000.00
Accounting fees and expenses	1,000.00
Miscellaneous	750.00

Total	$7,281.57

Item 14.
Indemnification of Directors and Officers.

 Section 23-1-37, et seq., of the Indiana Business Corporation Law (“IBCL”) requires a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. The IBCL also permits a corporation to indemnify a director or an officer who is made a party to a proceeding because the individual was a director or an officer of the corporation against liability incurred in the proceeding if the individual’s conduct was in good faith and the individual reasonably believed, in the case of conduct in the individual’s official capacity with the corporation, that the conduct was in the corporation’s best interests, and in all other cases, that the individual’s conduct was at least not opposed to the corporation’s best interests. In a criminal proceeding, the individual must also either have had reasonable cause to believe the individual’s conduct was lawful or no reasonable cause to believe the individual’s conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of a proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

Article VI of the Company’s Amended and Restated By-Laws dated December 18, 2009 (the “By-Laws”) provides that the Company shall indemnify every person who is or was a director, officer, or employee of the Company against any and all losses incurred by such persons, to the maximum extent permitted by law, in connection with or resulting from any claim, in which such person may be involved by reason of his or her service to the Company, provided such person acted in good faith and in a manner he or she reasonably believed to be in the Company’s best interests. The By-Laws also provide that the Company may purchase and maintain insurance on behalf of any such person, and where such insurance exists, the Company shall have no duty to indemnify against losses to the extent covered by insurance.

Item 15.
Recent Sales of Unregistered Securities.

In November and December 2016 and January 2017, the Company issued to the selling securityholders and other investors 10% Convertible Subordinated Unsecured Notes in the aggregate principal amount of $2.4 million and Redeemable Common Stock Purchase Class A Warrants exercisable for up to an aggregate 2.4 million shares of Common Stock. The exercise price of the Warrants is $1.00 per share. The Notes are convertible into Common Stock at a conversion price of $0.50. The issuance was exempt as a transaction not involving a public offering under Section 4(a)(2) of the Securities Act and Rule 506(b) thereunder.

Item 16.
Exhibits and Financial Statement Schedules

A list of exhibits filed herewith is contained in the Exhibit Index that immediately following the signature pages and is incorporated by reference herein.

Item 17.
Undertakings.

The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.
To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Paragraphs (1)(i), (ii), and (iii) of this Item do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Indianapolis, State of Indiana on the 17th day of May, 2017.

NOBLE ROMAN’S, INC. (Registrant)

By:	/s/ A. Scott Mobley
A. Scott Mobley
President, Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ A. Scott Mobley	President, Chief Executive Officer and Director	May 17, 2017
A. Scott Mobley	(Principal Executive Officer)

*	Executive Chairman of the Board, Chief Financial Officer and Director	May 17, 2017
Paul W. Mobley	(Principal Financial and Accounting Officer)

*	Director	May 17, 2017
Douglas H. Coape-Arnold

*	Director	May 17, 2017
Marcel Herbst

By:	/s/ A. Scott Mobley
A. Scott Mobley, as attorney-in-fact

Exhibit Index

Exhibit No.	Description

3.1
Amended Articles of Incorporation of the Registrant, filed as an exhibit to the Registrant’s Amendment No. 1 to the Post-Effective Amendment No. 2 to Registration Statement on Form S-1 filed July 1, 1985 (SEC File No.2-84150), is incorporated herein by reference.

3.2	Amended and Restated By-Laws of the Registrant, as currently in effect, filed as an exhibit to the Registrant’s Form 8-K filed December 23, 2009, is incorporated herein by reference.

3.3
Articles of Amendment of the Articles of Incorporation of the Registrant effective February 18, 1992 filed as an exhibit to the Registrant’s Registration Statement on Form SB-2 (SEC File No. 33-66850), ordered effective on October 26, 1993, is incorporated herein by reference.

3.4
Articles of Amendment of the Articles of Incorporation of the Registrant effective May 11, 2000, filed as Annex A and Annex B to the Registrant’s Proxy Statement on Schedule 14A filed March 28, 2000, is incorporated herein by reference.

3.5
Articles of Amendment of the Articles of Incorporation of the Registrant effective April 16, 2001 filed as Exhibit 3.4 to Registrant’s annual report on Form 10-K for the year ended December 31, 2005, is incorporated herein by reference.

3.6
Articles of Amendment of the Articles of Incorporation of the Registrant effective August 23, 2005, filed as Exhibit 3.1 to the Registrant’s current report on Form 8-K filed August 29, 2005, is incorporated herein by reference.

3.7
Articles of Amendment of the Articles of Incorporation of the Registrant effective February 7, 2017, filed as Exhibit 3.7 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 33-217442) filed April 25, 2017 is incorporated herein by reference.

4.1
Specimen Common Stock Certificates filed as an exhibit to the Registrant’s Registration Statement on Form S-18 filed October 22, 1982 and ordered effective on December 14, 1982 (SEC File No. 2-79963C), is incorporated herein by reference.

4.2	Warrant to purchase common stock, dated July 1, 2015, filed as Exhibit 10.11 to the Registrant’s Form 10-Q filed on August 11, 2015, is incorporated herein by reference.

5.1	Opinion of Bose McKinney & Evans LLP, filed as Exhibit 5.1 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 33-217442) filed April 25, 2017 is incorporated herein by reference..

10.1**
Employment Agreement with Paul W. Mobley dated January 2, 1999 filed as Exhibit 10.1 to Registrant’s annual report on Form 10-K for the year ended December 31, 2005, is incorporated herein by reference.

10.2**
Employment Agreement with A. Scott Mobley dated January 2, 1999 filed as Exhibit 10.2 to Registrant’s annual report on Form 10-K for the year ended December 31, 2005, is incorporated herein by reference.

10.3	Credit Agreement with BMO Harris Bank, N.A., dated May 25, 2012, filed as Exhibit 10.17 to the Registrant’s quarterly report on Form 10-Q filed on August 13, 2012, is incorporated herein by reference.

10.4
First Amendment to Credit Agreement with BMO Harris Bank, N.A. dated October 31, 2013, filed as Exhibit 10.4 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2013, is incorporated herein by reference.

10.5
Promissory Note (Term Loan) with BMO Harris Bank, N.A. dated October 31, 2013, filed as Exhibit 10.5 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2013 is incorporated herein by reference.

10.6
Promissory Note (Term Loan II) with BMO Harris Bank, N.A. dated October 31, 2013, filed as Exhibit 10.6 to the Registrant’s annual report on Form 10-K for the year ended December 31, 2013 is incorporated herein by reference.

10.7
Second Amendment to Credit Agreement with BMO Harris Bank, N.A. dated October 15, 2014, filed as Exhibit 10.7 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2015, is incorporated herein by reference.

10.8	Promissory Note with BMO Harris Bank, N.A. dated October 15, 2014, filed as Exhibit 10.8 to the Registrant’s Annual Report on Form 10-K filed on March 12, 2015, is incorporated herein by reference.

10.9	Agreement dated April 8, 2015, by and among the Registrant and the shareholder parties, filed as Exhibit 10.1 to Registrant’s Form 8-K filed on April 8, 2015, is incorporated herein by reference.

10.10	Promissory Note payable to Kingsway America, Inc., dated July 1, 2015, filed as Exhibit 10.10 to the Registrant’s Form 10-Q filed on August 11, 2015, is incorporated herein by reference.

10.11	Third Amendment to Credit Agreement with BMO Harris Bank, N.A. dated January 22, 2016, filed as Exhibit 10.11 to Registrant’s Form 10-K filed on March 14, 2016, in incorporated herein by reference.

10.12	Promissory Note payable to BMO Harris Bank, N.A., dated January 22, 2016, filed as Exhibit 10.12 to Registrant’s Form 10-K filed on March 14, 2016, in incorporated herein by reference.

10.13	Promissory Note payable to BMO Harris Bank, N.A., dated January 22, 2016, filed as Exhibit 10.13 to Registrant’s Form 10-K filed on March 14, 2016, in incorporated herein by reference

10.14
Amended and Restated Promissory Note payable to Paul and Jenny Mobley dated August 10, 2016, filed as Exhibit 10.12 to the Registrant’s Form 10-Q filed on August 11, 2016 is incorporated herein by reference.

10.15	Amended and Restated Promissory Note payable to Scott Mobley dated August 10, 2016, filed as Exhibit 10.13 to the Registrant’s Form 10-Q filed on August 11, 2016 is incorporated herein by reference.

10.16	Subordination Letter from Paul Mobley dated June 8, 2016, filed as Exhibit 10.15 to the Registrant’s Form 10-Q filed on August 11, 2016 is incorporated herein by reference.

10.17	Subordination Letter from A. Scott Mobley dated June 8, 2016, filed as Exhibit 10.16 to the Registrant’s Form 10-Q filed on August 11, 2016 is incorporated herein by reference.

10.18	Business Loan and Security Agreement with Super G Funding LLC dated June 10, 2016, filed as Exhibit 10.17 to the Registrant’s Form 10-Q filed on August 11, 2016 is incorporated herein by reference.

10.19
Debt and Lien Subordination Agreement between Super G Funding, LLC and BMO Harris Bank, N.A., filed as Exhibit 10.18 to the Registrant’s Form 10-Q filed on August 11, 2016 is incorporated herein by reference.

10.20	Form of 10% Convertible Subordinated Unsecured Note, filed as Exhibit 10.16 to the Registrant’s Form 10-K filed on March 27, 2017 is incorporated herein by reference.

10.21
Form of Redeemable Common Stock Purchase Class A Warrant, filed as Exhibit 10.21 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 33-217442) filed April 25, 2017 is incorporated herein by reference.

10.22
Registration Rights Agreement dated October 13, 2016, by and between the Registrant and the investors signatory thereto, filed as Exhibit 10.22 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 33-217442) filed April 25, 2017 is incorporated herein by reference.

10.23
First Amendment to the Registration Rights Agreement dated February 13, 2017, by and among Registrant and the investors signatory thereto, filed as Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1 (SEC File No. 33-217442) filed April 25, 2017 is incorporated herein by reference.

21.1	Subsidiaries of the Registrant filed in the Registrant’s Registration Statement on Form SB-2 (SEC File No. 33-66850) ordered effective on October 26, 1993, is incorporated herein by reference.

23.1*	Consent of Somerset CPAs, P.C.

23.2	Consent of Bose McKinney & Evans LLP, included in Exhibit 5.1 hereto.

24.1	Power of Attorney, included on the signature page hereto.

101	Interactive Financial Data

*
Filed herewith.
**
Management contract or compensation plan.